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                      BARCLAYS GLOBAL INVESTORS FUNDS, INC.
                           MASTER INVESTMENT PORTFOLIO

                              JOINT CODE OF ETHICS
                            ADOPTED UNDER RULE 17J-1

                            Effective August 16, 2000

         Barclays Global Investors Funds, Inc. ("BGIF") and Master Investment Portfolio ("MIP") (each a "Company" and collectively, the "Companies") are confident that their Directors,1 officers, and employees act with integrity and good faith. The Companies recognize, however, that personal interests may conflict with the Companies' interests where officers or Directors:

            -  know about present or future portfolio transactions; or

            -  have the power to influence portfolio transactions; and

            -  engage in securities transactions in their personal account(s).

         In an effort to prevent these conflicts and in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), the Companies have adopted this Joint Code of Ethics (the "Code") to prohibit transactions and conduct that create conflicts of interest, and to establish reporting requirements and enforcement procedures. (Definitions of UNDERLINED terms are included in Appendix A). Although the Companies have adopted the Code jointly pursuant to Rule 17j-1 under the 1940 Act, each Company is responsible for implementing the Code on behalf of, and for compliance therewith by, its own ACCESS PERSONS.

I.       ABOUT BGIF, MIP AND THE ADVISOR.

         BGIF is a registered investment company that consists of multiple investment portfolios (each a "Feeder Fund" and collectively, the "Feeder Funds"). The Feeder Funds do not have their own investment advisor. Instead, each Feeder Fund invests all of its assets in a corresponding master portfolio of MIP (each a "Master Portfolio" and collectively, the "Master Portfolios") that has substantially identical investment objectives, strategies and policies as the Feeder Fund. MIP is a registered investment company that consists of multiple Master Portfolios (collectively, with the Feeder Funds, the "Funds"). Barclays Global Fund Advisors (the "Advisor") is the investment advisor for the Master Portfolios. The Advisor provides investment guidance and policy direction for each Master Portfolio. In buying and selling securities for the Master Portfolios, the Advisor employs replication and representative sampling strategies for certain Master Portfolios and mathematical allocation models for certain other Master Portfolios. Because of these investment methodologies, the personal securities activities of the Directors and officers of the Companies are less likely to create a conflict of interest than they may in investment companies that employ performance based or fundamental research driven investment or other discretionary strategies. Consequently, the Companies have considered, but not adopted, certain of the recommendations of the Investment Company Institute's Advisory Group on Personal Trading.

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1        As used herein, "Director" shall refer to the Directors of BGIF and the Trustees of MIP.


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II.      ABOUT THIS CODE OF ETHICS.

             A.       Who is covered by the Code?

                      -   All COMPANY OFFICERS;

                      -   All Directors, both INTERESTED and INDEPENDENT; and

                      - Natural persons in a CONTROL relationship to a Fund who obtain information concerning recommendations about the PURCHASE OR SALE of any security by a Fund (Natural CONTROL Persons).

             B.       What rules apply to me?

                      This Code sets forth specific prohibitions regarding SECURITIES transactions and sets out certain reporting requirements. For the reporting requirements that apply to you, please refer to Parts A - D, as indicated below.

                      INDEPENDENT DIRECTORS                       Part A
                      INTERESTED DIRECTORS                        Part B
                      COMPANY OFFICERS                            Part C
                      Natural CONTROL Persons                     Part D

III.     STATEMENT OF GENERAL PRINCIPLES.

         In recognition of the trust and confidence placed in the Companies by their shareholders,2 and because the Companies believe that their operations should benefit their shareholders, the Companies have adopted the following general principles:

             A. The interests of our shareholders are paramount. Shareholder interests must be placed before your own.

             B. You must accomplish all personal securities transactions in a manner that avoids a conflict between your personal interests and those of the Companies and our shareholders.

             C. You must avoid actions or activities that allow you or your family to profit or benefit from your position with the Companies, or that bring into question your independence or judgment.

IV.      PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION.

         You cannot, in connection with the direct or indirect purchase or sale of a SECURITY HELD OR TO BE ACQUIRED by a Fund:

             A.       employ any device, scheme or artifice to defraud the Fund;

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2        As used herein, "shareholders" shall refer to the shareholders of
BGIF Funds and interestholders of MIP Master Portfolios.

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             B.       make to the Fund any untrue statement of a material
                      fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

             C. engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

             D. engage in any manipulative practice with respect to the Fund.


V.       REVIEW AND ENFORCEMENT OF THE CODE.

             A.       Appointment of a Review Officer.

                      A review officer (the "Review Officer") will be appointed by the Chairman of the Board of Directors of each Company ("Chairman") to perform the duties described in this Section V.

             B.       The Review Officer's Duties and Responsibilities.

                      (1) The Review Officer shall notify each person who becomes an ACCESS PERSON of a Company and is required to report under the Code of their reporting obligations, NO LATER THAN 10 days before the first quarter in which such person is obligated to begin reporting.

                      (2) The Review Officer will, on a quarterly basis, compare all reported personal SECURITIES transactions with the Funds' completed portfolio transactions and a list of SECURITIES BEING CONSIDERED FOR PURCHASE (i.e., trade lists) by the Advisor during the quarter to determine whether a Code violation may have occurred. The Review Officer may request additional information or take any other appropriate measure that the Review Officer decides is necessary to aid in this determination. Before determining that a person has violated the Code, the Review Officer must give the person an opportunity to supply explanatory material.

                      (3) If the Review Officer finds that a Code violation may have occurred, the Review Officer must create and submit a written report regarding the possible violation, together with the confidential quarterly report and any explanatory material provided by the person, to the Chairman and legal counsel ("Counsel") for a Company. The Chairman, with advice of Counsel, will determine, in his or her sole discretion, whether the person violated the Code.

                      (4) No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

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                      (5) If required, the Review Officer will submit his
                      or her own reports (as required) to an Alternate Review Officer who will fulfill the duties of the Review Officer with respect to such reports. If a SECURITIES transaction of the Review Officer is under review for a possible violation, a COMPANY OFFICER designated by the Chairman will act as the Alternate Review Officer for purposes of this Section V.

                      (6) The Review Officer will, on an annual basis, obtain from the Advisor, or any other investment adviser to a Fund (including any sub-adviser) and the Companies' principal underwriter (if applicable) a written annual issues report and accompanying certification.

             C.       Exceptions.

                      In the event that a person subject to the Code believes that he or she is unable to comply with certain provisions of the Code, the person must notify the Review Officer in writing, setting forth the reasons why he or she cannot comply with the Code.

                      The Review Officer, in his or her discretion, may exempt such person from any such provisions of the Code, if the Review Officer determines that (a) the services of the person are valuable to the Company or the Advisor; (b) the failure to grant this exemption will result in an undue burden on the person or prevent the person from being able to render services to the Company or the Advisor; and (c) granting the exemption does not detrimentally affect the shareholders of the Company or the Advisor or create a risk of such an effect. The Review Officer will prepare a report documenting the nature and scope of any exemption granted, the persons involved and the reasons for granting such exemption.

                      Any person granted an exemption with respect to a particular transaction must furnish the Review Officer with a written report concerning that transaction within three days of the transaction.

             D.       Sanctions.

                      If the Chairman, with advice of Counsel, determines that a person violated the Code pursuant to paragraph B.(3) above, disciplinary action may be taken and sanctions may be imposed.

VI.      RECORDKEEPING.

         The Companies will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

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             A.       A copy of this Code and any other code adopted by a
                      Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

             B. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

             C. A copy of each Quarterly, Initial and Annual Report submitted under this Code, including any information provided in lieu of such reports, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

             D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

             E. A copy of each annual issues report and accompanying verification, as required by Section VIII.C of this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VII.     INTERRELATIONSHIP WITH OTHER CODES OF ETHICS.

             A.       General Principle.

                      A person who is BOTH an ACCESS PERSON of a Company and an ACCESS PERSON of the Advisor or principal underwriter is only required to report under and otherwise comply with the Advisor's or principal underwriter's Rule 17j-1 code of ethics, respectively, provided that such code has been adopted pursuant to and in compliance with Rule 17j-1. Such persons, however, are still subject to the principles and prohibitions contained in Section III and IV hereof.

             B.       Procedures.

                      The Advisor must:

                               (1) Submit to the Boards of Directors a copy of its code of ethics adopted pursuant to Rule 17j-1;

                               (2) Promptly furnish to the Companies, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Companies' Code; and

                               (3) Promptly report to the Companies in
                               writing any material amendments to its code of ethics, along with the certification described under Section VIII.C hereof.

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VIII.    MISCELLANEOUS.

             A.       Confidentiality.

                      The Companies will endeavor to maintain the confidentiality of all personal securities transactions reports and any other information filed with the Companies under this Code. Such reports and related information, however, may be produced to the Securities and Exchange Commission and other regulatory agencies.

             B.       Interpretation of Provisions.

                      The Companies' Boards of Directors may from time to time adopt such interpretations of this Code as they deem appropriate.

             C.       Annual Issues Report and Accompanying Certification.

                      At least annually, each Company must provide the following to its respective Board of Directors:

                      (1) a written report that describes any issues that arose during the previous year under its code and any procedures thereto, including any material code or procedural violations, and any resulting sanctions; and

                      (2) a certification that it has adopted procedures reasonably necessary to prevent its ACCESS PERSONS from violating its code.

                      The Companies may report to the Boards more frequently as they deem necessary or appropriate and shall do so as requested by the Boards.

             D.       Initial and Annual Acknowledgment.

                      The Review Officer shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix D within 10 days of becoming an ACCESS PERSON of the Companies and must submit an Acknowledgment to the Review Officer each year thereafter.


Adopted:  August 16, 2000